Exhibit 99.2

News Release

BOARDWALK NAMES STANLEY C. HORTON PRESIDENT, CEO

HOUSTON, May 2, 2011 – Boardwalk Pipeline Partners, LP (NYSE: BWP) announced today that Stanley C. Horton has been named President and a director of Boardwalk GP, LLC, effective today. He will assume the additional title of Chief Executive Officer on May 11.

With more than 35 years of experience in the natural gas and energy industry, Horton brings extensive industry knowledge to Boardwalk and its three interstate natural gas pipelines: Gulf Crossing Pipeline Company LLC, Gulf South Pipeline Company, LP, and Texas Gas Transmission, LLC.

Horton said he is eager to join the Boardwalk team.

“Boardwalk’s strategically located pipeline system provides our nation with much-needed and abundant natural gas,” Horton said. “The company has grown significantly in recent years, and I am looking forward to working with senior leadership to continue building on this solid base to meet the nation’s increasing needs for this clean-burning, domestic fuel.”

Most recently, Horton was an independent energy consultant providing consulting services to clients in both Europe and the U.S. Horton’s extensive natural gas background includes tenures as president and COO of Cheniere Energy, and the CrossCountry Energy and Panhandle Energy subsidiaries of Southern Union Company, as well as CEO of Enron Transportation Services Company.

He has chaired the Gas Industry Standards Board, the Interstate Natural Gas Association of America and the Natural Gas Council.

Horton received a bachelor of science in finance from the University of Florida and a master of science in management from Rollins College.

Rolf A. Gafvert will resign as President and Chief Executive Officer, but to ensure a smooth transition he will remain within the company as an advisor. He will continue to serve as a member of the board.

About Boardwalk Pipeline Partners
Boardwalk Pipeline Partners, LP (NYSE: BWP) is a master limited partnership engaged through its subsidiaries, Gulf Crossing Pipeline Company LLC, Gulf South Pipeline Company, LP and Texas Gas Transmission, LLC, in the interstate transportation and storage of natural gas. Boardwalk's three interstate natural gas pipeline systems have approximately 14,200 miles of pipeline and underground storage fields with aggregate working gas capacity of approximately 167 Bcf.

SOURCE:  Boardwalk Pipeline Partners, LP
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